As filed with the Securities and Exchange Commission on November 30, 2006

Registration No. 333-128758

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 9)

Utilicraft Aerospace Industries, Inc.
(Name of small business issuer in its charter)

Nevada	3721	20-1990623
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or Organization)	Classification Code Number)	No.)

7339 Paseo Del Volcan
Albuquerque, New Mexico 87121
Telephone:  (866) 843-1348
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Nevada Agency & Trust Company
50 West Liberty, Suite 880
Reno, Nevada 89501
Telephone: (775) 322-0626
(Name, Address, and Telephone Number of Agent for Service)

Copy to:

Phillip W. Offill, Jr., Esq.
Godwin Pappas Langley Ronquillo, LLP
1201 Elm Street, Suite 1700
Dallas, Texas 75270
Telephone:  (214) 939-4400

Approximate Date of Commencement of Proposed Sale to Public:  As soon as practicable after the effective date of this prospectus (the “Prospectus”).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee (11)
Common stock, par value $0.0001 per share (2)	94,342,930	$0.10	$9,434,293	$1,009.47
Common stock, par value $0.0001 per share (3)	1,000,000	$0.10	$100,000	$10.70
Common stock, par value $0.0001 per share (4)	200,000	$0.10	$20,000	$2.14
Common stock, par value $0.0001 per share (5)	1,286,000	$0.10	$128,600	$13.76
Common stock, par value $0.0001 per share (6)	67,000	$0.10	$6,700	$0.72
Common stock, par value $0.0001 per share (7)	3,517,356	$0.10	$351,736	$37.64
Common stock, par value $0.0001 per share (8)	3,000,000	$0.10	$300,000	$32.10
Common stock, par value $0.0001 per share (9)	60,000	$0.10	$6,000	$0.64
Common stock, par value $0.0001 per share (10)	900,000	$0.10	$90,000	$9.63
TOTAL	104,373,286		$10,437,329	$1,116.79

(1)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933. Our common stock is not traded on any national exchange. The offering price was determined by the last price at which our common stock was sold in our most recent exempt private transaction.

(2)	Issued and outstanding shares to be sold by certain selling security holders.
(3)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $0.10 a share.
(4)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $0.50 a share.
(5)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $1.00 a share.
(6)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $2.00 a share.
(7)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $3.00 a share.
(8)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $4.00 a share.
(9)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $4.15 a share.
(10)	Represents common stock that may be issued to and sold by certain selling stockholders upon exercise of outstanding warrants with an exercise price of $5.00 a share.
(11)

Registration fee of $1,322.55 has previously been paid in connection with registrant’s original Form SB-2 registration statement filed on October 3, 2005. The amount of shares to be registered has since been decreased since the registrant has been unable to identify several selling stockholders whose shares were included initially.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our By-laws provide that the Company will indemnify and hold harmless any director, officer or employee made a party to a proceeding solely because he or she is or was a director of the Company if: (1) he or she acted in good faith; (2) reasonably believed that his or her actions were in the best interest of the Company; (3) reasonably believed that his or her conduct was lawful; and (4) the director prevails on the merits.  Indemnification permitted in connection with a proceeding is limited to reasonable expenses incurred in connection with the proceeding and any amounts paid in settlement of the proceeding.

We have agreed pursuant to the Dupont Employment Agreement to indemnify Mr. Dupont, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as President and Chief Executive Officer of the Company and in such other capacity to which he may be elected or appointed, and with respect to his services as a director, member of a committee and any other duties related to his position whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dupont therein.

We have agreed pursuant to an Employment Agreement — R. Darby Boland dated December 10, 2004 to indemnify Mr. Boland, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, General Manager of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Boland therein.

We have agreed pursuant to an Employment Agreement — Thomas A. Dapogny dated December 10, 2004 to indemnify Mr. Dapogny, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President, Operations of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Dapogny therein.

We have agreed pursuant to an Employment Agreement — Karen Shoemaker dated December 10, 2004 to indemnify Ms. Shoemaker, and hold her harmless against any claims or legal action of any type brought against her with respect to her activities as Vice President, Principal Accounting Officer of the Company and in such other capacity to which she may be appointed or elected and with respect to her services as a member of a committee and other duties related to her position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Ms. Shoemaker therein.

We have agreed pursuant to an Employment Agreement — Scott Jacox dated August 1, 2005 to indemnify Mr. Jacox, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Marketing of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Jacox therein.

We have agreed pursuant to an Employment Agreement — Ruben Fragoso dated August 1, 2005 to indemnify Mr. Fragoso, and hold him harmless against any claims or legal action of any type brought against him with respect to his activities as Vice President of Sales — Mexico, South and Central America of the Company and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Mr. Fragoso therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

SEC Registration and Filing Fee	$1,322
Federal Taxes	0
States Taxes	0
Transfer Agent Fees*	3,000
Legal Fees and Expenses*	193,647
Accounting Fees and Expenses*	40,000
Printing	0
Blue Sky Fees and Expenses*	13,566
Listing Fees	0
Miscellaneous	0
TOTAL*	$251,535

*              Estimated

RECENT SALES OF UNREGISTERED SECURITIES.

The following discussion outlines all securities sold by us for cash or other consideration since the Company’s inception in December 2004. Unless otherwise described, all of the securities sold were issued pursuant to the authority granted by the private offering exemption outlined in Section 4(2) of the Securities Act. All shares issued were restricted and contained a Rule 144 legend.

We entered into a Master Financing Agreement and an Amended Master Financing Agreement (collectively referred to herein as the “PacifiCorp Agreement”) Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. (the “PacifiCorp Agreement”) effective as of September 12, 2005. Pursuant to the terms of the PacifiCorp Agreement, PacifiCorp Funding Partners Trust (“PacifiCorp”), a trust formed under the laws of the Republic of Mauritius, was issued or transferred 80,000,000 shares of common stock (the “PacifiCorp Shares”) and warrants (the “PacifiCorp Warrants”) to purchase 60,000,000 shares of common stock in exchange for its agreement to provide a minimum of $40,000,000 and a maximum of $80,000,000 in financing. The PacifiCorp Warrants consist of (1) a warrant for the purchase of 20,000,000 shares of common stock at a price of $.50 per share, exercisable for a period of 360 days (the exercise period has been extended for an additional 180 days); (2) a warrant for the purchase of 30,000,000 shares of common stock at a price of $1.50 per share, exercisable for a period of 540 days; and (3) a warrant for the purchase of 10,000,000 shares of common stock at a price of $2.50 per share, exercisable for a period of 720 days.   The PacifiCorp Shares consist of 60,584,260 shares issued by the Company, 11,660,000 shares contributed and transferred by John Dupont, and 7,755,740 shares contributed and transferred by Darby Boland. In the event that PacifiCorp fails to exercise PacifiCorp Warrants sufficient to generate the minimum funding provided for in the PacifiCorp Agreement within 540 days following execution, PacifiCorp is obligated to return the PacifiCorp Shares and all unexercised PacifiCorp Warrants for cancellation. The common stock transferred under the PacifiCorp Agreement was offered and sold outside of the United States in a private transaction that is also in compliance with the safe harbor provisions of Regulation S promulgated under the Securities Act.

On March 23, 2006 and March 24, 2006, the Company received proceeds in the amounts of $87,200 and $287,800, respectively, from PacifiCorp in connection with the exercise of warrants for the purchase of an aggregate of 750,000 shares of common stock at a price of $.50 per share. Though the Company acknowledges its obligation to do so upon receipt of a validly executed Notice of Exercise of the warrants from PacifiCorp, the 750,000 shares have not yet been issued because PacifiCorp has yet to provide the required Notice of Exercise.

On April 12, 2006, the Company received aggregate proceeds in the amount of $369,500 from PacifiCorp in connection with the exercise of warrants for the purchase of 739,000 shares of common stock at a price of $.50 per share. Though the Company acknowledges its obligation to do so upon receipt of a validly executed Notice of Exercise of the warrants from PacifiCorp, the 739,000 shares have not yet been issued because PacifiCorp has yet to provide the required Notice of Exercise.

To effect the reorganization (the “Reorganization”) from American Utilicraft Corporation (“AMUC”), the Company issued 111,444,769 shares of its common stock to AMUC to be distributed as a share dividend to AMUC shareholders on a share-for-share basis. AMUC declared a dividend of the shares of the Company’s common stock to its shareholders as a dividend on September 22, 2005. The Company also issued warrants exercisable for the purchase of 17,287,664 shares of our common stock to holders of AMUC issued warrants for the purchase of 17,287,664 shares of AMUC common stock, in the same proportion and on the same terms as the AMUC Warrants, except that any cashless exercise rights in the AMUC Warrants were not granted in connection with the UAI Warrants.  No consideration was exchanged for the warrants issued in the Reorganization.

On January 19, 2005 we entered into a $2,000,000 Private Placement Memorandum of Understanding and Subscription Agreement pursuant to which we issued a total of 20,000,000 shares of restricted common stock to 1080 Investment Group, an accredited investor, in exchange for two million dollars ($2,000,000). The Company relied upon certain representations of the 1080 Investment Group set forth in the Memorandum of Understanding and Subscription Agreement to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 105,000 shares of restricted common stock to James McGowen as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understanding between AMUC and Mr. McGowen on

December 14, 2004. The Company relied upon certain representations made by Mr. McGowen that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 105,000 shares of restricted common stock to Nathan Graves as partial consideration for a loan made to AMUC in the amount of $25,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Graves on December 14, 2004. The Company relied upon certain representations made by Mr. Graves that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 63,000 shares of restricted common stock to Marian Nicastro as partial consideration for a loan made to AMUC in the amount of $15,000 pursuant to a Memorandum of Understanding between AMUC and Ms. Nicastro on December 14, 2004. The Company relied upon certain representations made by Ms. Nicastro that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On February 16, 2005, we issued a total of 21,000 shares of restricted common stock to John Scott as partial consideration for a loan made to AMUC in the amount of $5,000 pursuant to a Memorandum of Understanding between AMUC and Mr. Scott on December 16, 2004. The Company relied upon certain representations made by Mr. Scott that are set forth in the Memorandum of Understanding to ensure that the transaction would qualify under the private offering exemption outlined in Section 4(2) of the Securities Act.

On May 6, 2005, the board of directors authorized the issuance of 10,000,000 shares of UAI common stock to John Dupont, Chief Executive Officer, President, and a Director of the Company in consideration of services rendered and his agreement to serve as a director of the Company valued at $700,000.  The 10,000,000 shares were not issued in connection with the employment agreement in place with Mr. Dupont.

On May 6, 2005, the board of directors authorized the issuance of 10,000,000 shares of UAI common stock to R. Darby Boland, Vice President, General Manger and a Director of the Company in consideration of services rendered and his agreement to serve as a director of the Company valued at $700,000.  The 10,000,000 shares were not issued in connection with the employment agreement in place with Mr. Boland.

On January 15, 2006, the Company entered into a Loan Agreement with John Dupont pursuant to which the Company memorialized certain loans made to UAI by John Dupont in the aggregate amount of $224,355.  As interest on the full amount of the loans, the Company has agreed to grant Mr. Dupont warrants for the purchase of 897,416 shares of UAI common stock at an exercise price of $1.00 per share for a term of 3 years. The amount and terms of the warrants were agreed to in consideration of default risk as well as in lieu of payment of interest.

On March 31, 2006, the Company executed a Loan Memorandum memorializing certain loans made to UAI by John Dupont in the aggregate amount of $93,486. As interest on the loans, the Company has agreed to grant Mr. Dupont cashless warrants for the purchase of 186,972 shares of UAI common stock at an exercise price of $1.00 per share for a term of 3 years. The amount and terms of the warrants were agreed to in consideration of default risk as well as in lieu of payment of interest.

Except as may be expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

EXHIBITS

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit list means Utilicraft Aerospace Industries, Inc., a Nevada corporation.

Exhibit No.	Description of Document

2.1	Reorganization Agreement***

3.1	Articles of Incorporation of the Company filed December 10, 2004.*

3.2	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations filed July 1, 2005*

3.3	Bylaws of the Company adopted December 9, 2004.*

4.1	$2,000,000 Private Placement Memorandum of Understanding and Subscription Agreement dated January 19, 2005****

Exhibit No.	Description of Document

4.2	Private Placement Loan December 2004 Memorandum of Understanding (John Scott) dated December 16, 2004****

4.3	Private Placement Loan December 2004 Memorandum of Understanding (Marion Nicastro) dated December 15, 2004****

4.4	Private Placement Loan December 2004 Memorandum of Understanding (James P McGowen) dated December 14, 2004****

4.5	Private Placement Loan December 2004 Memorandum of Understanding (Nathan L. Graves) dated December 14, 2004****

5.1	Opinion on Legality dated October 30, 2006.******

10.1	Employment Agreement — John J. Dupont dated December 10, 2004*

10.2	Employment Agreement — R. Darby Boland dated December 10, 2004*

10.3	Employment Agreement —Thomas A. Dapogny dated December 10, 2004*

10.4	Employment Agreement — Karen Shoemaker dated December 10, 2004*

10.5	Employment Agreement — Scott Jacox dated August 1, 2005*

10.6	Employment Agreement — Ruben Fragoso dated August 1, 2005*

10.7	Assignment dated December 10, 2004*

10.8	Assignment 1 dated December 10, 2004*

10.9	Assignment 2 dated December 10, 2004*

10.10	Royalty Agreement dated December 10, 2004*

10.11	Purchase Agreement # Dated March 18, 2005, An Aircraft Sub-Assembly Manufacturing Agreement Between Utilicraft Aerospace Industries, Inc. and Metalcraft Technologies, Inc.*

10.12	Double Eagle II Airport Ground Lease, Utilicraft Aerospace Industries, Inc.*

10.13	Double Eagle II Airport Hangar Lease, Utilicraft Aerospace Industries, Inc.*

10.14	Sublease Agreement between American Utilicraft Corporation (lessor) and Utilicraft Aerospace Industries, Inc. (lessee) dated March 28, 2005.*

10.15	Aircraft Lease Agreement dated July 1, 2005*

10.16	Utilicraft Aerospace Industries, Inc. Purchase Order No. AMI-03-05-SOW-2 dated March 25, 2005*

10.17	Master Financing Agreement Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. dated effective as of May 6, 2005*

10.18	Amended Master Financing Agreement Between PacifiCorp Funding Partners Trust and Utilicraft Aerospace Industries, Inc. dated effective as of September 12, 2005****

10.19	Lease Agreement between Utilicraft Aerospace Industries, Inc. and Plaza II Executive Center, Inc. dated July 25, 2005*

10.20	First Amendment to Employment Agreement — John J. Dupont dated February 22, 2006***

10.21	Utilicraft Aerospace Industries, Inc. Purchase Order No. D3-07-05-SOW-1 dated July 25. 2005***

10.22	Letter of Intent to Purchase 100 (One-Hundred) FF-1080-300 Aircraft between Benin Airlines SA and Utilicraft Aerospace Industries, Inc. dated December 2, 2005***

Exhibit No.	Description of Document

10.24	First Amendment to the Double Eagle II Airport Hangar Lease, Utilicraft Aerospace Industries, Inc.***

10.25	Loan Agreement dated January 15, 2006***

10.26	Loan Memorandum dated March 31, 2006****

10.27	Amendment to Lease Agreement between Plaza II Executive Center as Lessor and Utilicraft Aerospace Industries, Inc. as Lessee dated August 1, 2006*****

23.1	Consent of Independent Registered Public Accounting Firm dated November 30, 2006*******

23.2	Consent of Godwin Langley Ronquillo, LLP**

*                                                        Filed as an exhibit to the Company’s Form SB-2 filed October 3, 2005

**                                                 Incorporated by reference to Exhibit 5.1

***                                          Filed as an exhibit to the Company’s Form SB-2 Amendment No. 2 filed March 17, 2006.

****                                   Filed as an exhibit to the Company’s Form SB-2 Amendment No. 3 filed June 19, 2006.

*****                            Filed as an exhibit to the Company’s Form SB-2 Amendment No. 4 filed September 1, 2006

******                     Filed as an exhibit to the Company’s Form SB-2 Amendment No. 6 filed October 30, 2006

*******              Filed herewith

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes to:

(1)          File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)                                                    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                                 Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                                              Include any additional or changed material information on the plan of distribution.

(2)          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)          For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)          For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Fe, State of New Mexico, on November 30, 2006.

UTILICRAFT AEROSPACE INDUSTRIES, INC.
(Registrant)

By:	/s/ John J. Dupont
John J. Dupont, President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ John J. Dupont	Chief Executive Officer and Director	November 30, 2006
John J. Dupont

/s/ R. Darby Boland	Vice President, General Manager and Director	November 30, 2006
R. Darby Boland

/s/ Edward F. Eaton	Director	November 30, 2006
Edward F. Eaton

/s/ Karen Shoemaker	Vice President, Chief Financial Officer and	November 30, 2006
Karen Shoemaker	Principal Accounting Officer